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                                                                     Exhibit 2.4

                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF GEORGIA
                                ATLANTA DIVISION

IN RE:                                 :  CHAPTER 11
                                       :  CASE NO. 03-62695
iPCS, Inc.                             :  JUDGE DIEHL
                                       :
      Debtor.                          :
                                       :
---------------------------------------
                                       :  CHAPTER 11
IN RE:                                 :  CASE NO. 03-62696
                                       :  JUDGE DIEHL
iPCS Wireless, Inc.                    :  (Jointly administered under
                                       :  Case No. 03-62695)
      Debtor.                          :
                                       :
---------------------------------------:
                                       :  CHAPTER 11
IN RE:                                 :  CASE NO. 03-62697
                                       :  JUDGE DIEHL
iPCS Equipment, Inc.                   :  (Jointly administered under
                                       :  Case No. 03-62695)
      Debtor.                          :
---------------------------------------:

                 FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER
        UNDER 11 U.S.C. SECTION 1129(a) AND (b) AND FED. R. BANKR.P. 3020
                   CONFIRMING THE SECOND AMENDED JOINT PLAN OF
             REORGANIZATION OF iPCS, INC., iPCS WIRELESS, INC., AND
             iPCS EQUIPMENT, INC. DEBTORS AND DEBTORS-IN-POSSESSION,
                                   AS MODIFIED

     On March 31, 2004, iPCS, Inc. ("iPCS"), iPCS Wireless, Inc. ("Wireless"), and iPCS Equipment, Inc. ("Equipment") (collectively, iPCS, Wireless, and Equipment are referred to herein as the "Debtors"), debtors and debtors-in-possession in the above-captioned cases, filed their Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment Inc. (the "Original Plan"). On April 16, 2004, Debtors filed their First Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. (the "First Plan"). On May 26, 2004, Debtors filed their Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. (the "Plan"). Prior to filing the Original Plan, Debtors filed their Motion Requesting Entry of Order Fixing Time for Filing Disclosure Statement Under Federal Rule of Bankruptcy Procedure 3016(b) and Memorandum in Support of Same ("Disclosure Statement Motion") wherein, Debtors requested entry of an order authorizing, subject to objection, the Debtors to file a disclosure statement the earlier of: (a) ten (10) business days after completion of the offering memorandum prepared in connection with the issuance of senior notes as approved by the Court by order entered on or

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about March 29, 2004; or (b) April 23, 2004. An order approving the Disclosure
Statement Motion was entered on April 5, 2004. On April 17, 2004, Debtors filed their Disclosure Statement with Respect to First Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. (the "First Disclosure Statement"). On May 26, 2004, Debtors filed their Amended Disclosure Statement With Respect to Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. (the "Disclosure Statement").

     On May 26, 2004, Debtors filed the following: (a) Summary Disclosure Statement with Regard to Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc. ("Summary Disclosure Statement"); and (b) Motion Requesting Entry of Order: (1) Approving Disclosure Statement and Summary Disclosure Statement; (2) Approving Form of Ballot, Voting Deadline and Procedures for Tabulating Votes; (3) Approving Form of Notice; (4) Setting Confirmation Hearing; (5) Establishing Notification Procedures with Respect to Supplemental Pleadings and Notifications Filed in Connection with the Plan of Reorganization; (6) Approving Voting Procedures for Notes Held by Nominees; (7) Authorizing Cash Payment in Full and Final Satisfaction of General Unsecured Claims Held by Trade Creditors in an Amount Equal to or less than $50.00; and (8) Establishing Deadlines Related Thereto (the "Solicitation Motion"). A hearing on the Disclosure Statement and Solicitation Motion was held on May 27, 2004. On May 28, 2004, the Court entered an Order approving the Disclosure Statement ("Disclosure Statement Order") and the Solicitation Motion ("Solicitation Order"). As set forth in the Solicitation Order, the Court scheduled a Plan confirmation hearing for July 8, 2004, and established June 30, 2004 as the deadline for filing written objections to the Plan, and the Court established June 30, 2004 as the deadline for Holders of general unsecured Class 4 and Class 5 claims arising from trade debt to file ballots to accept or reject the Plan (the "Trade Creditor Voting Deadline"). As set forth in the Solicitation Order, the Court established July 2, 2004 as the deadline for Nominees and Noteholders to file ballots to accept or reject the Plan. As set forth in the certificate of service filed with the Court on July 1, 2004, Debtors served a copy of the Solicitation Order, Summary Disclosure Statement, Disclosure Statement, and Plan on all parties entitled to notice under Rule 2002 of the Federal Rules of Bankruptcy Procedure and in accordance with the procedures established in the Solicitation Order.

     On June 30, 2004, AT&T Corp. filed its "Limited Objection of AT&T Corp. To Confirmation of Debtors' Second Amended and Restated Joint Plan of Reorganization for iPCS, Inc., iPCS Wireless, Inc., and iPCS Equipment, Inc." (the "AT&T Objection") wherein, AT&T objected to confirmation unless sufficient funds are identified and specifically set aside for the satisfaction of all potential Administrative Expense Claims of AT&T Corp. Also, on June 30, 2004, Gridley Enterprises, Inc. ("Gridley Enterprises") filed its "Limited Objection of Gridley Enterprises, Inc. to Debtors' Motion for Order Approving Rejection of Non-Residential Real Property Lease" (the "Gridley Objection") wherein, Gridley Enterprises objected to Debtors' calculation of the Distribution Reserve as it related to Gridley Enterprises' claim arising from Debtors' rejection of an unexpired lease. Finally, on July 1, 2004, Qwest Corporation filed a response to the Debtors' proposed amount of termination/rejection damages for purposes of the Plan's Distribution Reserve.

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     On July 6, 2004, a "Report of Balloting for iPCS, Inc., iPCS Wireless,
Inc., and iPCS Equipment, Inc." (the "Voting Report") was submitted by Debtors' counsel pursuant to BLR 3018-1, which stated that the ballots filed with the Clerk of the Bankruptcy Court established the required votes to confirm the Plan with at least one impaired class of claims having accepted the Plan, determined without including any insider acceptance of the Plan. All impaired classes voted to accept the Plan.

     No other objections were filed or raised at the Confirmation Hearing. Capitalized terms used herein and not otherwise defined shall have same meanings as set forth in the Plan.

     NOW, THEREFORE, based upon the Court's review of the evidence presented, proffered or adduced at, memoranda and objections filed in connection with, and arguments of counsel made at, the Confirmation Hearing; and upon the entire record of the Confirmation Hearing and the record in the case, including this Court's prior orders, the Debtors' schedules, the Voting Report, Disclosure Statement, and Summary Disclosure Statement; and after due deliberation there upon; and good cause appearing therefor; and it appearing from the certificates of service on file with the Court that proper and timely notice was provided; and it appearing that such notice was adequate and sufficient; and the appearance of all interested parties having been duly noted on the record at the hearing; and based upon all the proceedings heretofore had before the Court; and deliberation and sufficient cause appearing therefor,

     IT IS HEREBY FOUND AND DETERMINED THAT:(1)

     1. FILING OF FIRST AMENDED PLAN. On April 16, 2004, the Debtors filed their First Amended and Restated Joint Plan of Reorganization.

     2. SOLICITATION PROCEDURES ORDER. On May 27, 2004, the Court entered an order (the "Solicitation Procedures Order"") that, among other things: (i) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017; (ii) approved the Summary Disclosure Statement; (iii) fixed July 8, 2004, as the date for the commencement of the hearing to consider confirmation of the Plan (the "Confirmation Hearing"); (iv) approved the form and method of notice of the Confirmation Hearing (the "Confirmation Hearing Notice"); and (v) established certain procedures for soliciting and tabulating votes with respect to the Plan.

     3. TRANSMITTAL OF SOLICITATION PACKAGE. The Confirmation Hearing Notice, the Disclosure Statement, the Plan, the Solicitation Procedures Order, the Unsecured Creditors Committee's solicitation statement with respect to the Plan, and a ballot ("Ballot") (the "Class 4 Solicitation Package") were transmitted to Holders of Class 4 General Unsecured Claims, excluding Nominees and Note Holders whose claims arose from the ownership of Notes, the United States trustee (excluding a Ballot), and creditors holding claims designated as impaired and entitled to vote on the Plan (i) who have filed proofs of claim that the Court has allowed as timely under applicable law on or before the applicable record date that have not been disallowed by order of the Court entered on or before the Record Date, or (ii) whose claims are scheduled in

----------
(1) Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. Bankruptcy Procedure 7052.

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the Schedules or any amendment thereto filed on or before the Record Date (other than those scheduled as unliquidated, contingent or disputed), and the Confirmation Hearing Notice, the Summary Disclosure Statement, the Solicitation Procedures Order, the Unsecured Creditors Committee's solicitation statement with respect to the Plan, and a Ballot (the "Class 5 Solicitation Package") were transmitted to Holders of Class 5 Unsecured Convenience Claims, non-voting creditors (excluding a ballot), creditors holding priority tax claims (excluding a ballot) and unimpaired creditors (excluding a ballot), in accordance with Fed.
R. Bankr. P. 3017(d) and the Solicitation Procedures Order, all as set forth in the certificate of service and Affidavit of Will Lukow. In addition, as to Classes 1, 2 and 3, the Notice of Nonvoting Status was transmitted, also as set forth in the Will Lukow Affidavit. Nominees received copies of the Solicitation Order, Disclosure Statement, Notice to Voting Classes, and Master Ballot for Accepting or Rejecting Claims of Holders of Notes by Nominees (the "Nominee Package" and sufficient Copies of the Class 4 General Unsecured Noteholder Ballot, Notice to Voting Class, Solicitation Order and the Disclosure Statement all appropriately bound (the "Noteholder Package") via Federal Express to ensure receipt of such documents by June 3, 2004 as set forth in the certificate of service filed on July 1, 2004.

     4. ESCROW COMPANY. On April 30, 2004, iPCS Escrow Company, a recently formed, wholly owned indirect subsidiary of iPCS, completed an offering of $165 million aggregate principal amount of 11.50% senior notes due 2012, and deposited the proceeds of the offering into an escrow account pending the mergers contemplated by the Plan.

     5. VOTING REPORTS. On July 6, 2004, the Debtors filed the Voting Report certifying the method and results of the Ballot tabulation for each of the Voting Classes voting to accept or reject the Plan.

     6.     EXCLUSIVE JURISDICTION; VENUE; CORE PROCEEDING (28 U.S.C.
SECTIONS 157(b)(2) AND 1334(a)). The Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. Sections 157 and 1334. Venue is proper pursuant to 28 U.S.C. Sections 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. Sections 157(b)(2), and the Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

     7. JUDICIAL NOTICE. The Court takes judicial notice of the docket of the Chapter 11 Cases, and the dockets for each of the adversary proceedings relating to the Chapter 11 Cases, in each case maintained by the Clerk of the Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at hearings held before the Court during the pendency of the Chapter 11 Cases.

     8. TRANSMITTAL AND MAILING OF MATERIALS; NOTICE. Due, adequate and sufficient notice of the Disclosure Statement and Plan and of the Confirmation Hearing, along with all deadlines for voting on or filing objections to the Plan, has been given to all known holders of Claims in accordance with the procedures set forth in the Solicitation Procedures Order. The Class 4 Solicitation Package, the Nominee Package and Note Holder Package, and the Class 5 Solicitation Package and the Notice to Non-Voting Creditors and Parties-in-Interest were transmitted and served in substantial compliance with the Solicitation Procedures Order and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing and the other bar dates and hearings described in

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the Solicitation Procedures Order was given in compliance with the Bankruptcy
Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required.

     9. SOLICITATION. Votes for acceptance or rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code, and all other rules, laws, and regulations.

     10. BALLOTS. All procedures used to distribute solicitation materials to the applicable holders of Claims and Interests and to tabulate the Ballots were fair and conducted in accordance with the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court for the Northern District of Georgia, Atlanta Division and all other applicable rules, laws, and regulations.

     11. IMPAIRED CLASSES THAT HAVE VOTED TO ACCEPT THE PLAN. As evidenced by the Voting Reports, which certified both the method and results of the voting, pursuant to the requirements of sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class of Claims, determined without including any acceptance by an insider of any of the Debtors, has voted to accept the Plan with respect to each Debtor.

     12. CLASSES DEEMED TO HAVE REJECTED THE PLAN. Holders of Claims in Class 6 and, with respect to iPCS, Class 7 Holders of Interests, are not entitled to receive any distribution under the Plan on account of their Claims and Interests. Since none of the holders of Claims and Interests in Class 6, or Class 7, with respect to iPCS, are entitled to receive a distribution under the Plan, pursuant to Section 1126(g) of the Bankruptcy Code, each of such Classes is conclusively presumed to have rejected the Plan, and the votes of Holders in such Classes therefore were not solicited.

     13. BURDEN OF PROOF. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code, by a preponderance of the evidence, which is the applicable evidentiary standard in this Court. The Court also finds that the Debtors have satisfied the elements of sections 1129(a) and (b) of the Bankruptcy Code under the clear and convincing standard of proof.

     14. PLAN COMPLIANCE WITH BANKRUPTCY CODE 11 U.S.C. SECTIONS 1129(a)(1). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

     15. PROPER CLASSIFICATION 11 U.S.C. SECTIONS 1122, 1123(a)(1). In addition to Administrative Claims and Priority Tax Claims (which are not required to be classified), Article III of the Plan designates six (6) Classes of Claims and one (1) Class of Interests for each of the Debtors. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, factual and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

     16.    SPECIFICATION OF UNIMPAIRED CLASSES 11 U.S.C. SECTION 1123(a)(2).
Article II of the Plan specifies the Classes of Claims that are Unimpaired. Thus, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code. Pursuant to
Section 1126(f) of the Bankruptcy Code all Unimpaired Classes are deemed to have accepted the Plan.

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     17.    SPECIFICATION OF TREATMENT OF IMPAIRED CLASSES 11 U.S.C. SECTION
1123(a)(3). Article II of the Plan specifies the Classes of Claims and Interests that are Impaired under the Plan. Article III of the Plan specifies the treatment of Claims and Interests in all such Classes. Thus, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

     18. NO DISCRIMINATION 11 U.S.C. SECTION 1123(a)(4). The Plan provides for the same treatment by the relevant Debtor for each Claim in each respective Class unless the holder of a particular Claim has agreed to less favorable treatment with respect to such Claim. Thus, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.

     19. IMPLEMENTATION OF PLAN (11 U.S.C. SECTION 1123(a)(5). The Plan provides adequate and proper means for implementation of the Plan, including, without limitation, (a) the continued corporate existence of the Debtors and the revesting of assets in the Reorganized Debtors; (b) the corporate constituent documents that will govern the Reorganized Debtors after the Effective Date; (c) issuance of the New Common Stock; (d) consummation of the merger of iPCS Escrow Company with and into iPCS and the concurrent assumption of the joint and several obligations under the New Notes Indenture (as defined in the Plan) and all agreements, documents, and instruments executed and delivered in connection therewith, and (e) the execution, delivery, filing or recording of all contracts, instruments, releases, indentures, and other agreements or documents related to the foregoing. Thus, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.

     20. PROHIBITION AGAINST ISSUANCE OF NON-VOTING EQUITY SECURITIES AND PROVISIONS FOR VOTING POWER OF CLASSES OF SECURITIES 11 U.S.C. SECTION 1123(a)(6). Article 6.5 of the Plan provides that the Amended Certificate of Incorporation of the Reorganized iPCS will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Such statutory provisions have been incorporated into the Amended Certificate of Incorporation of Reorganized iPCS as set forth in the Plan Supplement.

     21. SELECTION OF OFFICERS AND DIRECTORS (11 U.S.C. SECTION 1123(a)(7). In Article 6.6 of the Plan, as identified publicly prior to the Confirmation Hearing, or as otherwise announced at the Confirmation Hearing, the Debtors properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals or entities proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtors. The Debtors and Committee may substitute any of the directors announced at the Confirmation Hearing prior to the Effective Date by filing a notice with the Court of such substitution, which notice shall constitute appointment of such director for all purposes effective on the Effective Date. The appointment or employment of such individuals or entities and the proposed compensation and indemnification arrangements for officers and directors are consistent with the interests of Holders and with public policy. Thus, section 1123(a)(7) of the Bankruptcy Code is satisfied.

     22. ADDITIONAL PLAN PROVISIONS 11 U.S.C. SECTION 1123(b). The Plan's provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, without limitation, provisions for: (i) distributions to holders of Claims; (ii) the disposition of executory contracts and unexpired leases; (iii) the retention of, and right to enforce, sue on, settle or compromise (or refuse to do any of the foregoing with respect to) certain claims or causes of action against third parties, to the extent not waived and released under the Plan; (iv) resolution of Disputed Claims; (v) allowance of certain Claims; (vi) indemnification obligations; (vii)

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releases by the Debtors and Debtors-in-Possession; and (viii) releases by
Holders of Claims and Interests.

     23. FED. R. BANKR. P. 3016(a). The Plan is dated and identifies the entities submitting it, thereby satisfying Fed. R. Bankr. P. 3016(a).

     24. DEBTORS' COMPLIANCE WITH BANKRUPTCY CODE 11 U.S.C.SECTION 1129(a)(2). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. The Debtors have complied with the applicable provisions of the Bankruptcy Code, including as provided or permitted by orders of the Court. The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order in transmitting the Plan, the Disclosure Statement and/or the Summary Disclosure Statement, the Ballots and related documents and notices, and in soliciting and tabulating votes on the Plan.

     25. PLAN PROPOSED IN GOOD FAITH 11 U.S.C. SECTION 1129(a)(3). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the formulation of the Plan. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purpose of reorganizing and maximizing the value of each of the Debtors and the recovery to Holders under the circumstances of these cases.

     26. PAYMENTS FOR SERVICES OR COSTS AND EXPENSES 11 U.S.C. SECTION 1129(a)(4). Any payment made or to be made by the Debtors for services or for costs and expenses in connection with the Chapter 11 Cases, including all administrative expense and substantial contribution claims under sections 503 and 507 of the Bankruptcy Code, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. Any amounts allocated by the Debtors for the payment of such services, costs and expenses, or any recoveries or disgorgements subsequently ordered by the Court on account of payments to professionals prior to final allowance of such amounts shall constitute assets owned exclusively by the Reorganized Debtors except as otherwise provided in Section 10.2(c) of the Plan.

     27. DIRECTORS, OFFICERS, AND INSIDERS 11 U.S.C. SECTION 1129(a)(5). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code and have disclosed the initial officers of the Reorganized Debtors. The Debtors have disclosed the manner for selection of the initial board of directors of the Reorganized Debtors. Specifically, the initial board of directors of the reorganized iPCS shall consist of seven (7) directors. iPCS's two current outside directors, Eric F. Ensor and Donald L. Bell will serve on the initial board of directors of Reorganized iPCS. Other board members of Reorganized iPCS shall include Timothy S. Yager, the current Chief Restructuring Executive of iPCS and four (4) directors selected by the Creditors' Committee, at least two of whom shall not be an officer or employee of the members of the Creditors Committee, or a family member of any of the foregoing, as set forth on a list titled Designation of the Board filed with the Court on June 30, 2004. The Debtors and Committee may substitute any of the directors on said list by filing an amended Designation of the Board prior to the Effective Date. The existing senior officers and members of the boards of directors of Wireless and Equipment shall continue to serve in their current capacities after the Effective Date;

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provided, however, that the Reorganized Debtors reserve the right to identify new officers and members of the board of directors of each such Debtor at any time thereafter. The Disclosure Statement and the Plan Supplement appropriately and adequately disclose the Debtors' compensation incentives, levels and programs for management. Accordingly, because the Debtors have fully disclosed compensation to be paid to management in the Disclosure Statement and Plan Supplement the requirements of section 1129(a)(5) of the Bankruptcy Code have been met.

     28. NO RATE CHANGES 11 U.S.C. SECTION 1129(a)(6). Section 1129(a)(6) of the Bankruptcy Code is satisfied because the Plan does not provide for any change in rates over which a governmental regulatory commission has jurisdiction.

     29.    BEST INTERESTS TEST 11 U.S.C. SECTION 1129(a)(7). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis in Appendix B to the Disclosure Statement and evidence adduced at the Confirmation Hearing
(1) are persuasive, credible and accurate as of the dates such evidence was prepared, presented, or proffered, (2) either have not been controverted by other persuasive evidence or have not been challenged, (3) are based upon reasonable and sound assumptions, (4) provide a reasonable estimate of the liquidation values of the Debtors upon conversion to a case under chapter 7 of the Bankruptcy Code, and (5) establish that each holder of a Claim or Interest in an Impaired Class that has not accepted the Plan will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

     30. ACCEPTANCE BY IMPAIRED CLASSES 11 U.S.C. SECTION 1129(a)(8). Holders of Class 4 and Class 5 Claims in each individual case of the Debtors were impaired, entitled to vote, and voted to accept the Plan in each Debtor's individual case. Holders of Class 6 Subordinated Claims and Class 7A Interests were impaired, not entitled to vote, and deemed to reject the Plan in each Debtor's individual case. Holders of Class 1, Class 2, and Class 3 Claims and Holders of Class 7B and 7C Interests are not impaired and are deemed to have accepted the Plan in each Debtor's individual case.

     31. TREATMENT OF ADMINISTRATIVE AND PRIORITY CLAIMS 11 U.S.C. SECTION 1129(a)(9). The treatment of Administrative Claims and Priority Claims under the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

     32. ACCEPTANCE BY IMPAIRED CLASS 11 U.S.C. SECTION 1129(a)(10). Each Impaired Class of Claims other than those listed in paragraph 12 above have voted to accept the Plan and, to the best of the Debtors" knowledge, do not contain "insiders." Thus, section 1129(a)(10) of the Bankruptcy Code is satisfied.

     33.    FEASIBILITY 11 U.S.C. SECTION 1129(a)(11). The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The Disclosure Statement and the evidence proffered or adduced at the Confirmation Hearing: (i) was persuasive and credible; (ii) has not been controverted by other evidence or sufficiently challenged in any of the objections to the Plan, and (iii) establish that the Plan is feasible and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors.

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     34.    PAYMENT OF FEES 11 U.S.C. SECTION 1129(a)(12). The Debtors have paid or will pay by the Effective Date fees arising under 28 U.S.C. Section 1930, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

     35.    CONTINUATION OF RETIREE BENEFITS 11 U.S.C. SECTION 1129(a)(13).
Section 1129(a)(13) of the Bankruptcy Code is satisfied because the Debtors do not have any Retiree Benefits.

     36. SECTION 1129(b) CONFIRMATION OF THE PLAN OVER NONACCEPTANCE OF IMPAIRED CLASSES. On a Debtor by Debtor basis, all Classes of Impaired Claims voted to accept the Plan other than those Classes identified in paragraph 30 above. Pursuant to section 1129(b) of the Bankruptcy Code, the Plan may be confirmed notwithstanding the fact that not all Impaired Classes have voted to accept the Plan. All of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8), with respect to such Classes, have been met. Specifically, on a pooled basis, the only rejecting Classes are the Deemed Rejected Classes. With respect to the Deemed Rejecting Classes, no holders of Claims or Interests junior to the holders of such Classes will receive or retain any property under the Plan on account of such Claims or Interests, and, as evidenced by the uncontroverted valuations and estimates contained in the Disclosure Statement and put into evidence at the Confirmation Hearing, no Class of Claims or Interests senior to any such Classes is receiving more than full payment on account of such Claims or Interests. Section 1129(b) therefore is satisfied on a consolidated basis. Section 1129(b) is also satisfied on a stand alone basis. Accordingly, the Plan is fair and equitable and does not discriminate unfairly, as required by section 1129(b) of the Bankruptcy Code.

     37. PRINCIPAL PURPOSE OF PLAN 11 U.S.C. SECTION 1129(d). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (15 U.S.C. Section 77e).

     38. MODIFICATIONS TO THE PLAN. The modifications to the Plan described and/or set forth beginning at paragraph QQ hereof constitute technical changes and/or changes with respect to particular Claims by agreement with Holders of such Claims, and do not materially adversely affect or change the treatment of any Claims or Interests. Accordingly, pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

     39. GOOD FAITH SOLICITATION 11 U.S.C. SECTION 1125(e). The Debtors, and, with respect to the sale of any securities offered in connection with or under the Plan, the New Note Holders, and each of their respective agents, representatives, attorneys, and advisors have solicited votes on the Plan or sold securities (as applicable) in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Solicitation Procedures Order and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article 8.4 of the Plan.

     40. THE REORGANIZED DEBTORS WILL NOT BE INSOLVENT NOR LEFT WITH UNREASONABLY SMALL CAPITAL. As of the occurrence of the Effective Date and after taking into account the transactions contemplated by the Plan, including, without limitation, the incurrence of the obligations under the New Notes Indenture and the agreements, documents and instruments executed in connection therewith, on a consolidated basis: (i) the fair saleable value of the property of the Reorganized Debtors will be not less than the amount that will be required to pay the probable liabilities on the Reorganized Debtors' then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Reorganized Debtors; and (ii) the Reorganized Debtors' capital is not unreasonably small in relation to their business or any contemplated or undertaken transaction.

     41. EXECUTORY CONTRACTS. The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their executory contracts and unexpired leases as set forth in Article 5.2 of the Plan, including, without limitation, the Sprint Agreements. The assumption of the Sprint Agreements and each assumption or rejection of an executory contract or unexpired lease pursuant to Article 5.2 of the Plan shall be legal, valid and binding upon the applicable Debtor or Reorganized Debtor and all non-Debtor parties to such executory contract or unexpired lease, all to the same extent as if such assumption or rejection had been effectuated pursuant to an appropriate authorizing order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code.

     42. ADEQUATE ASSURANCE. The Debtors have cured, or provided adequate assurance that the Reorganized Debtors will cure, defaults (if any) under or relating to each executory contract or unexpired lease which are being assumed by the Debtors pursuant to the Plan, including, without limitation, the Sprint Agreements.

     43. RELEASES AND DISCHARGES. The releases and discharges of Claims and Causes of Action described in Article VIII of the Plan constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interests of holders of Claims, are fair, equitable, reasonable, and are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification and exculpation provisions set forth in the Plan: (1) is within the jurisdiction of the Court under 28 U.S.C. Section 1334(a), (b), and (d); (2) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (3) is an integral element of the transactions incorporated into the Plan; (4) confers material benefit on, and is in the best interest of, the Debtors, their estates and their creditors; (5) is important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and (6) is consistent with sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.

     44. APPROVAL OF SPRINT SETTLEMENT AGREEMENT. There are complex factual and legal disputes of a substantive nature regarding the disputes arising in the Sprint Complaints. Given the potential expense of litigation in the event the claims which are proposed to be settled are instead litigated, the amount of time such continued litigation would take, the delay that would result before the results of such continued litigation would become final, and the complexity and uncertain resolution of the facts and legal disputes, and after taking into consideration the probability of success and possible outcomes of the litigation, the complexities of the litigation, the risks, expense, inconvenience and delay that attends any continuation of such litigation, the views of the Debtors and of the Committee with regard to the compromise and settlement of the disputes arising in the Sprint Complaints, and the immediate benefits to the Debtors and their estates from the resolution of those disputes under the Sprint Settlement Agreement, and having applied applicable legal standards for approval of settlements and compromises under Bankruptcy Rule 9019, the Court concludes that the proposed compromise and settlement of the disputes arising in the Sprint Complaints as memorialized in the Sprint Settlement Agreement is fair and equitable and falls within, and well above the lowest point of, the range of reasonableness, and that approval of the Sprint Settlement Agreement as provided in the Plan is therefore in the best interests of the Debtors, creditors, and parties in interest.

     45. CONDITIONS TO CONFIRMATION. The conditions to Confirmation set forth in Article 9.1 of the Plan have been satisfied, waived or will be satisfied by entry of this Confirmation Order.

     46. CONDITIONS TO CONSUMMATION. Each of the conditions to the Effective Date, as set forth in Article 9.2 of the Plan, is reasonably likely to be satisfied. The conditions to the Effective Date, as set forth in Article 9.2 of the Plan, shall have been waived or satisfied in accordance with the terms thereof and shall be subject to waiver by the Debtors, such waiver to be reasonably acceptable to the Committee and subject to satisfaction of all conditions precedent to the consummation of the Notes Offering and the release of the Escrow Deposit and the payment of all fees relating to the Notes Offering, without any further notice to parties-in-interest or the Court and without a hearing.

     47. RETENTION OF JURISDICTION. The Court properly may retain jurisdiction over the matters set forth in Article 10.1 of the Plan.

     48. AGREEMENTS AND OTHER DOCUMENTS. The Debtors have made adequate and sufficient disclosure of: (1) the adoption of new or amended and restated certificates of incorporation and bylaws or similar constituent documents for the Reorganized Debtors; (2) the distributions to be made pursuant to the Plan;
(3) the issuance for distribution, in accordance with the terms of the Plan, of the New Common Stock; (4) the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; (5) the adoption, execution and implementation of employment and indemnification agreements, and other employee plans and related agreements; and (6) the other matters provided for under the Plan involving the corporate structure of the Reorganized Debtors.

     49. NEW NOTES PURCHASE AGREEMENT, NEW NOTES INDENTURE, ESCROW AGREEMENT. The Reorganized Debtors have exercised reasonable business judgment in determining to enter into the New Notes Purchase Agreement, New Notes Indenture, and Escrow Agreement, and other agreements, documents, and instruments executed in connection therewith (collectively, the "Exit Financing Agreements") on the terms and in the form set forth in the Plan Supplement, and the Court finds the Exit Financing Agreements to be valid, binding, and enforceable and not in conflict with any federal or state law. The Exit Financing Agreements are an essential element of the Plan and entry into the Exit Financing Agreements is in the best interests of the Reorganized Debtors, Debtors, their estates and their creditors. The Debtors have provided sufficient and adequate notice of the Exit Financing Agreements, including any material modifications thereto, to all parties-in-interest. The Exit Financing Agreements have been negotiated at arms-length and in good faith and without intent to hinder, delay or defraud the Debtors, the Reorganized Debtors or any of their respective creditors. Entering into the Exit Financing Agreements is in the best interests of the Debtors, the Reorganized Debtors and their respective creditors and is necessary for the implementation of the Plan and the terms thereof are found to be fair and reasonable. The Exit Financing Agreements, including all exhibits, documents and agreements attached thereto, introduced into evidence by the Debtors at the Confirmation Hearing, and the execution, delivery, and performance of such exhibits, documents and agreements in substantially the form submitted at the Confirmation Hearing by the Debtors in accordance with their respective terms, are approved. On the Effective Date, the Reorganized Debtors shall be unconditionally and irrevocably, jointly and severally, liable for all obligations now or hereafter arising under or relating to the Exit Financing Agreements, without any further action by the stockholders, officers or directors of the Reorganized Debtors, this Court or any other person. The Reorganized Debtors are hereby authorized and directed to pay all fees and other amounts referred to in the Exit Financing Agreements (and all documents, instruments and agreements related thereto). The consummation of the Plan and the execution, delivery and performance of the Exit Financing Agreements shall not result in or constitute a fraudulent transfer under the applicable federal or state laws.

     50. NEW COMMON STOCK REGISTRATION RIGHTS AGREEMENT, NEW NOTES REGISTRATION RIGHTS AGREEMENT ("REGISTRATION RIGHTS AGREEMENTS"). Without limiting the terms of paragraph 49 above, the Registration Rights Agreements are essential elements of the Plan and entry into the Registration Rights Agreements is in the best interests of the Debtors, their estates and their creditors. The Debtors have exercised reasonable business judgment in determining to enter into the Registration Rights Agreements on the terms and in the form set forth in the Plan Supplement, or in a form substantially similar thereto, including, without limitation the modification set forth in paragraph RR below. The Debtors have provided sufficient and adequate notice of the Registration Rights Agreements, including any material modifications to the Registration Rights Agreements, to all parties-in-interest, including, without limitation, the Creditors' Committee. The Registration Rights Agreements shall, upon execution, be valid, binding, and enforceable and shall not be in conflict with any federal or state law.

     51. DISTRIBUTIONS OF NEW COMMON STOCK. Each payment of New Common Stock in respect of a Claim will be made on behalf of the respective Debtor against which such Claim is held. Any distributions of New Common Stock as contemplated by the Plan by the Debtors are exempt from the requirements of section 5 of the Securities Act and State Registration Requirements by virtue of section 1145 of the Bankruptcy Code, as to distributions to holders of Claims, including, without limitation, to: (A) the Indenture Trustee and (B) holders of prepetition Note Claims and Class 4 Unsecured Claims.

     52. RE-SALE UNDER 1145. The New Common Stock that is issued in reliance on section 1145 of the Bankruptcy Code may be resold by the holders thereof without registration unless the holder is an "underwriter" with respect to such securities, as defined in section 1145(b)(1) of the Bankruptcy Code.

     53. TRUST INDENTURE ACT. The proposed means for distribution to Holders of Claims complies with applicable law, including, but not limited to, the Trust Indenture Act. 15 U.S.C. Sections 77aaa, et al.

     54. PRESERVATION OF CAUSES OF ACTION. It is in the best interests of the Holders that the causes of action that are not expressly released under the Plan be retained by the Reorganized Debtors pursuant to Article 6.11 of the Plan in order to maximize the value of the Debtors' Estates.

     55. ELECTION PURSUANT TO 11 U.S.C. SECTION 1111(b). No secured creditor has elected the treatment provided by section 1111(b) of the Bankruptcy Code.

ACCORDINGLY, THE COURT HEREBY ORDERS THAT:

     A. CONFIRMATION. The Plan, which consists of the Plan and the modifications set forth in paragraph QQ hereof, which are hereby incorporated into and constitute a part thereof, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan and the exhibits and Plan Supplement thereto (in the final form thereof to be filed on or before the Effective Date or as modified in paragraph RR hereof) are incorporated by reference into and are an integral part of the Plan and this Confirmation Order.

     B. OBJECTIONS. Debtors resolved the AT&T Objection by agreeing to set aside $658,000.00 to be held in escrow by Lamberth, Cifelli, Stokes & Stout, P.A. ("Bankruptcy Counsel"). Such funds are currently being held in escrow by Bankruptcy Counsel. The agreement to escrow such funds is without prejudice to each parties respective rights, claims, and defenses, whether legal or equitable which may be asserted in any matters involving the Debtors and AT&T Corp. With respect to the objections regarding the Distribution Reserve raised by Gridley Enterprises and Qwest Corporation, Bankruptcy Counsel announced that after discussion with such parties and an explanation of the manner in which the Debtors calculated the Distribution Reserve the objections raised by Gridley Enterprise and Qwest Corporation were resolved. Accordingly, all objections to confirmation of the Plan have been resolved.

     C. PROVISIONS OF PLAN AND ORDER NONSEVERABLE AND MUTUALLY DEPENDENT. The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

     D. PLAN CLASSIFICATION CONTROLLING. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims or Interests under the Plan for distribution purposes, (c) may not be relied upon by any creditor or interest holder as representing the actual classification of such Claims or Interests under the Plan for distributions purposes, and (d) shall not be binding on the Reorganized Debtors, the estates or the Debtors.

     E. EFFECTS OF CONFIRMATION; IMMEDIATE EFFECTIVENESS; SUCCESSORS AND ASSIGNS. The stay contemplated by Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order. Subject to the provisions of Article 8.10 of the Plan, and notwithstanding any otherwise applicable law, immediately upon the entry of this Confirmation Order, the terms of the Plan (including the Plan Exhibits and all documents and agreements executed pursuant to the Plan) and this Confirmation Order are deemed binding upon: (i) the Debtors; (ii) the Reorganized Debtors; (iii) all holders of Claims against and Interests in the Debtors, whether or not Impaired under the Plan and whether or not, if Impaired, such holders accepted the Plan; (iv) each Person acquiring property under the Plan; (v) any other party-in-interest; (vi) any Person making an appearance in these Chapter 11 Cases; and (vii) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

     F. CONTINUED CORPORATE EXISTENCE; VESTING OF ASSETS. Except as otherwise provided in the Plan, each Reorganized Debtor shall continue to exist after the Effective Date as a separate corporate or other legal entity, with all the powers of a corporation or legal entity under applicable law in the jurisdiction in which each applicable Debtor is incorporated or organized and pursuant to the respective certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by the Plan. On the Effective Date, all property comprising the estates (including Causes of Actions, but excluding property that has been abandoned pursuant to the Plan or an order of the Court) shall revest in each of the Reorganized Debtors that owned such property or interest in property as of the Effective Date, free and clear of all prepetition Claims, liens, charges, encumbrances, rights and interests of creditors and equity security holders except as otherwise expressly provided for in the Plan. As of the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Court, free of any restriction of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order. The board of directors of the Reorganized Debtors as of the Effective Date is identified in Paragraph O below.

     G. INTERCOMPANY CLAIMS AND INTERESTS. The treatment of Intercompany Claims and Interests as provided in the Plan is approved in its entirety.

     H. RELEASE OF LIENS. Except as otherwise provided in the Plan or this Confirmation Order, or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, including the New Notes Indenture, on the Effective Date and/or concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any estate are fully released and discharged (except to the extent reinstated under the Plan), and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.

     I. RETAINED ASSETS. To the extent the succession to assets of the Debtors by the Reorganized Debtors pursuant to the Plan are deemed to constitute "transfers" of property, such transfers of property to the Reorganized Debtors
(a) are or shall be legal, valid, and effective transfers of property, (b) vest or shall vest the Reorganized Debtors, as applicable, with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order,
(c) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (d) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability.

     J. RETURN OF DEPOSITS. All utilities, including any person that received a deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code during these Chapter 11 cases (collectively, the "Deposit"), including, without limitation, gas, electric, telephone, and sewer, shall return such Deposits to the Debtors and/or the Reorganized Debtors, as the case may be, either by setoff against postpetition indebtedness or by cash refund, within 45 days following the Effective Date.

     K. DISCHARGE, RELEASES, LIMITATIONS OF LIABILITY AND INDEMNIFICATION. The discharge of the Debtors and any of their assets or properties provided in
Article 8.2 of the Plan, the releases set forth in Articles 8.4 and 8.5 of the Plan, and the exculpation and limitation of liability provisions set forth in
Article 8.7 of the Plan, are deemed incorporated in this Confirmation Order as if set forth in full herein and are hereby approved in their entirety.

     L. INJUNCTION. Except as otherwise specifically provided in the Plan and except as may be necessary to enforce or remedy a breach of the Plan, the Debtors, and all Persons who have held, hold or may hold Claims or Interests and any successors, assigns or representatives of the foregoing shall be precluded and permanently enjoined on and after the Effective Date from: (a) commencing or continuing in any manner any Claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, (c) creating, perfecting or enforcing any encumbrance of any kind with respect to any Claim, Interest or any other right or Claim against the Reorganized Debtors, which they possessed or may possess prior to the Effective Date, and (d) asserting any Claims that are released hereby.

     M. AUTOMATIC STAY. The stay in effect in the Chapter 11 Cases pursuant to section 362(a) of the Bankruptcy Code shall continue to be in effect until the Effective Date, and at that time shall be dissolved and of no further force or effect, subject to the injunction set forth in the preceding paragraph and/or sections 524 and 1141 of the Bankruptcy Code; provided, however, that nothing herein shall bar the filing of financing documents (including uniform commercial code financing statements, security agreements, leases, mortgages, trust agreements, bills of sale, and applications for aircraft registration) or the taking of such other actions as are necessary to effectuate the transactions specifically contemplated by the Plan or by this Confirmation Order prior to the Effective Date.

     N. MATTERS RELATING TO IMPLEMENTATION OF THE PLAN; GENERAL AUTHORIZATIONS. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of any Debtor or Reorganized Debtor or any officer thereof to take any and all actions necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. In addition to the authority to execute and deliver, adopt, assign, or amend, as the case may be, the contracts, leases, instruments, releases and other agreements specifically granted in this Confirmation Order, the Debtors and the Reorganized Debtors are authorized and empowered, without action of their respective stockholders or boards of directors, to take any and all such actions as any of their executive officers may determine are necessary or appropriate to implement, effectuate and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. Pursuant to section 1142 of the Bankruptcy Code, no action of the stockholders or boards of directors of the Debtors or the Reorganized Debtors shall be required for the Debtors or the Reorganized Debtors to: (a) enter into, execute and deliver, adopt or amend, as the case may be, any of the contracts, leases, instruments, releases and other agreements or documents and plans to be entered into, executed and delivered, adopted or amended in connection with the Plan, including, without limitation, the Exit Financing Agreements, and, following the Effective Date, each of such contracts, leases, instruments, releases and other agreements shall be a legal, valid and binding obligation of the applicable Reorganized Debtor and enforceable against such Reorganized Debtor in accordance with its terms; (b) issue for distribution or reserve for issuance in accordance with the terms of the Plan, the New Common Stock (upon such issuance, all such shares shall be duly authorized, validly issued and outstanding, fully paid, nonassessable, free and clear of any mortgage, lien, pledge, security interest or other encumbrance of any kind and not subject to pre-emptive or similar rights of third parties); or (c) authorize the Reorganized Debtors to engage in any of the activities set forth in this paragraph or otherwise contemplated by the Plan. Each of the Chief Executive Officer and President, Chief Financial Officer, or Chief Restructuring Officer of the Debtors, or the Reorganized Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, this Confirmation Order and any and all documents or transactions contemplated by the Plan or this Confirmation Order, all without further application to or order of the Court and whether or not such actions or documents are specifically referred to in the Plan, the Disclosure Statement, the Solicitation Procedures Order, this Confirmation Order or the exhibits or appendices to any of the foregoing, and the signature of such officer on a document shall be conclusive evidence of the officer's determination that such document and any related actions are necessary and appropriate to effectuate or further evidence the terms and conditions of the Plan, this Confirmation Order or other documents or transactions contemplated by the Plan or this Confirmation Order. The secretary or any assistant secretary of each Debtor or Reorganized Debtor is authorized to certify or attest to any of the foregoing actions. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law, any of the foregoing actions otherwise would require the consent or approval of the stockholders or the boards of directors of any of the Debtors or Reorganized Debtors, this Confirmation Order shall constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the stockholders and directors of the appropriate Debtor or Reorganized Debtor.

     O. DIRECTORS AND OFFICERS OF REORGANIZED DEBTORS. The existing senior officers of the Debtors shall serve in the same capacities after the Effective Date, subject to their employment contracts as assumed by the Plan or newly entered into as of the Effective Date and subject to the authority of the board of directors of the Reorganized Debtors; provided, however, that the Debtors reserve the right to identify new officers of the Debtors at any time thereafter. The Court approves the appointment of the initial directors of the Reorganized Debtors, as disclosed at or prior to the Effective Date, as of and immediately following the Effective Date, and any substitutions appointed pursuant to Section 6.6(c) of the Plan.

     P. APPROVAL OF EMPLOYMENT, RETIREMENT, INDEMNIFICATION, AND OTHER RELATED AGREEMENTS AND INCENTIVE COMPENSATION PROGRAMS. Pursuant to section 1142(b) of the Bankruptcy Code, without further action by the Court or the stockholders or board of directors of the Reorganized Debtors, and without limiting the power or authority of the Reorganized Debtors following the Effective Date to take any and all such actions as may be permitted or required by applicable nonbankruptcy law, the Reorganized Debtors are authorized, as of the Effective Date, to: (a) maintain, amend, or revise existing employment, retirement, indemnification, and other agreements with their respective active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans, and other plans for such persons, subject to the terms and conditions of any such agreement, and (b) enter into new employment, retirement, indemnification, and other agreements for active directors, officers, and employees, and retirement income plans, welfare benefits plans, and other plans for active directors, officers, and employees.

     Q. EXEMPTION FROM CERTAIN TAXES AND RECORDING FEES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security, or the making, delivery, filing or recording of any instrument of transfer under, or in connection with, the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax or similar tax. Furthermore, and without limiting the foregoing, any transfers from a Debtor to a Reorganized Debtor or to any other person pursuant to the Plan or pursuant to any agreement regarding the transfer of title to or ownership of any of the Debtors' property in the United States will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. The Court shall retain specific jurisdiction with respect to these matters.

     R. ASSUMPTIONS. The executory contract and unexpired lease provisions of Article 5.2 of the Plan are approved. Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement and approved by this Court, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors shall assume each Executory Contract and Unexpired Lease not previously rejected

     S. SPRINT AGREEMENTS. The assumption by the Debtors of the Sprint Agreements pursuant to the provisions of Section 5.1 of the Plan is hereby approved.

     T. PAYMENTS RELATED TO ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. This Confirmation Order shall constitute an order approving the assumptions described in Article 5.2 of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The provisions (if any) of each Executory Contract or Unexpired Lease to be assumed under the Plan that are or may be in default shall be satisfied solely by Cure. Any Person claiming that a monetary cure amount is due in connection with the assumption of any executory contract or unexpired lease as contemplated by section 365(b) of the Bankruptcy Code must file a monetary cure claim with the Bankruptcy Court asserting all alleged amounts accrued through the Effective Date, if any (the "Cure Claim"), on or before August 31, 2004, (the "Cure Claim Submission Deadline"). Any party failing to submit a Cure Claim by the Cure Claim Submission Deadline shall be forever barred from asserting, collecting, or seeking to collect any amounts relating thereto against the Debtors or Reorganized Debtors. In the case of a Cure Claim related to an unexpired lease of non-residential real property, such Cure Claim must include a breakdown by store by category of all amounts claimed, including, but not limited to, amounts for real estate taxes, common area maintenance, and rent. The Debtors shall have thirty (30) days from the Cure Claim Submission Deadline or the date a Cure Claim is actually filed, whichever is later, to file an objection to the Cure Claim. Any disputed Cure Claims shall be resolved either consensually by the parties or by the Bankruptcy Court. Disputed Cure Claims shall be set for status at subsequent hearings following the Cure Claim Submission Deadline with separate evidentiary hearings to be scheduled by the Bankruptcy Court as needed. If the Debtors do not dispute a Cure Claim, then the Debtors shall pay the Cure Claim to the claimant within twenty (20) days of the Objection Deadline. Disputed Cure Claims that are resolved by agreement or

Final Order shall be paid by the Debtors within twenty (20) days of such agreement or Final Order.

     U.     REJECTIONS. On the Effective Date, those Executory Contracts that
(1) have been previously rejected by the Debtor pursuant to an order of the Court, (2) are the subject of a motion to reject pending as of the Effective Date are deemed rejected. All of the Rejected Contracts and Leases shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. This Confirmation Order shall constitute an order approving such rejections pursuant to section 365 of the Bankruptcy Code, as of the Effective Date; provided, however, that to the extent that a prior order provides that a contract or lease was to be rejected upon notice, to the extent such notice has not been given as of the entry of this Confirmation Order such order shall remain enforceable and shall control the rejection of such contract or lease. Nothing in this Order modifies the Section 365(d)(4) deadline to assume or reject leases, as extended by other orders of this Court.

     V. PROFESSIONAL CLAIMS AND FINAL FEE APPLICATIONS. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for such services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals in the ordinary course of business. All Final Fee Applications must be filed on or before August 31, 2004.

     W. SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE. Any person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3),
(4) and (5) of the Bankruptcy Code must file an application with the Clerk of the Court, on or before August 31, 2004 (the "503 Deadline"), and serve such application on counsel for the Debtors and as otherwise required by the Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

     X. OTHER ADMINISTRATIVE CLAIMS. All other requests for payment of an Administrative Claim (other than as set forth in the Plan) must be filed with the Clerk of the Court at 1340 Richard B. Russell Federal Building, 75 Spring Street, Atlanta, Georgia 30303 and served on counsel for the Debtors no later than August 31, 2004. Any such request for payment of an Administrative Claim not timely filed and served shall be disallowed automatically without necessity for objection from the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Reorganized Debtors or the Debtors object to an Administrative Claim, the Court shall determine the Allowed amount, if any, of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Reorganized Debtors or the Debtors in the ordinary course of business.

     Y. BAR DATE FOR REJECTION DAMAGE CLAIMS AND RELATED PROCEDURES. If the rejection by the Debtors of an executory contract or unexpired lease, pursuant to the Plan or otherwise, results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors, or the Reorganized Debtors unless a proof of claim is filed with the Debtors and served upon counsel to the Debtors within thirty (30) days after service of the later of (a)

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notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected.

     Z.     REGISTRATION RIGHTS AGREEMENT. Without limiting the effect of section 1145 of the Bankruptcy Code or the foregoing paragraphs, the Reorganized Debtors are authorized to enter into Registration Rights Agreements with the New Note Holders and the Holders of New Common Stock, on substantially the terms set forth in the form attached to the Plan Supplement, which form is hereby approved.

     AA.    EXEMPTION FROM SECURITIES LAWS. The provisions of section 1145 of the Bankruptcy Code are applicable to the issuance and distribution of the New Common Stock in exchange for the recipient's claim or interest in the Debtors. Therefore, to the extent that an "offer or sale" is deemed to have occurred, any such securities are exempt from the requirements of section 5 of the Securities Act and State Registration Requirements. Pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of any securities issued under the Plan shall be exempt from section 5 of the Securities Act and any State Registration Requirements.

     BB.    SPRINT SETTLEMENT AGREEMENT. The Sprint Settlement Agreement and
each of its terms, provisions, and conditions (including, without limitation, the releases of claims contained therein), and the compromise and settlement evidenced thereby, are hereby authorized and approved pursuant to Bankruptcy Rule 9019(a), and the Debtors are authorized and directed to execute, deliver, implement and fully perform any and all obligations, instruments, documents and papers and to take any and all actions reasonably necessary or appropriate to consummate the Sprint Settlement Agreement and to perform any and all obligations provided for therein or contemplated thereby, including without limitation the dismissal with prejudice of the Sprint Complaints.

     CC.    RESOLUTION OF CLAIMS AND INTERESTS. Except as otherwise ordered by the Court, any Claim or Interest that is not an Allowed Claim or Allowed Interest shall be determined, resolved, or adjudicated in accordance with the terms of the Plan. The Debtors or Reorganized Debtors, as the case may be, may
(a) until September 30, 2004 (unless extended by order of the Court) file objections in the Court to the allowance of any Claim or Interest (whether or not a proof of Claim or Interest has been filed) and/or (b) amend their schedules at any time before their Chapter 11 Cases are closed.

     DD.    DISTRIBUTION RESERVE. The Reorganized Debtors shall withhold from the Initial Distribution under the Plan, 400,000 shares of New Common Stock, which is equal to a ratio of 9,718,608 (numerator being all Disputed Claims plus and additional reserve for potential claims arising from return of Avoidance Claims) to 208,949,638 (denominator being all Allowed Claims not subject to preference claims as of the Confirmation Date) of the 9,000,000 shares of New Common Stock to be issued to Holders of Class 4 Unsecured Claims under the Plan, to satisfy any potential distributions required to be made to Holders of Disputed Claims (following their allowance) or to potential creditors who could have claims resulting from return of Avoidance Claims under Bankruptcy Rule 3002
(c)(3). The Court finds that the Distribution Reserve set forth above includes the full amount of all Disputed Claims pursuant to 11 U.S.C. Sections 1123(a)(4) and 1129(a), which amounts to $4,522,077, and an additional reserve of $6,153,906, $2,874,931 being claims that would otherwise be allowed but for the claimant's failure to return a preference, and $2,321,600 being approximately 28.3% of the $8,197,437 of the Asserted Amount of Avoidance Claims that the Debtors still intend to pursue, and that such amount is sufficient and adequate reserve to ensure that New Common Stock will be available in the event Disputed Claims become Allowed Claims or parties in interest are entitled to a claim from a return of Avoidance Claims.

     EE.    PAYMENT OF FEES. All fees payable by the Debtors under 28 U.S.C.
Section 1930 shall be paid on or before the Effective Date, and the Reorganized Debtors shall thereafter pay any statutory fees that come due until the case is closed, converted or dismissed. FF. AUTHORIZATION TO CONSUMMATE PLAN. The Court authorizes the Debtors to consummate the Plan after entry of this Confirmation Order. The Debtors are authorized to execute, acknowledge, and deliver such deeds, assignments, conveyances, and other assurances, documents, instruments of transfer, uniform commercial code financing statements, trust agreements, mortgages, indentures, security agreements, and bills of sale and to take such other actions as may be reasonably necessary to perform the terms and provisions of the Plan, all transactions contemplated by the Plan, and all other agreements related thereto.

     GG.    FAILURE TO CONSUMMATE PLAN AND SUBSTANTIAL CONSUMMATION. If
consummation of the Plan does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void. In such event, nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall (a) constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, (c) constitute an admission of any sort by the Debtors or any other Person, or (d) be construed as a finding of fact or conclusion of law with respect thereto. Upon the occurrence of the Effective Date with respect to each Debtor, the Plan shall be deemed substantially consummated as to such Debtor.

     HH.    RETENTION OF JURISDICTION. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction as provided in the Plan over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other items and matters, jurisdiction over those items and matters set forth in Article 10.1 of the Plan.

     II. POST-EFFECTIVE DATE COMMITTEE. Effective on the Effective Date, the Creditor's Committee appointed in the Chapter 11 Cases shall dissolve automatically, whereupon their members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases which shall remain in full force and effect according to their terms; applications for Professional Claims; requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases; and any motions or other actions seeking enforcement or implementation of the provisions of the Plan or the Confirmation Order. The Court hereby approves the formation, on the Effective Date, of a Post-Effective Date Plan Committee (the "Post-Effective Date Plan Committee") with its duties, rights and obligations limited to those specifically enumerated in the Plan Supplement.

     JJ.    REFERENCES TO PLAN PROVISIONS. The failure to include or
specifically reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety. The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, however, that if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

     KK.    SEPARATE CONFIRMATION ORDERS. This Confirmation Order is and shall be deemed a separate Confirmation Order with respect to each of the Debtors in each Debtors' separate Chapter 11 Case for all purposes. The Clerk of the Court is directed to file and docket this Confirmation Order in the Chapter 11 Case of each of the Debtors.

     LL.    FILING AND RECORDING. This Confirmation Order (a) is and shall be effective as a determination that, on the Effective Date, all Claims and Interests existing prior to such date have been unconditionally released, discharged and terminated, and (b) is and shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any document or instruments. Each and every federal, state and local government agency is hereby directed to accept any and all documents and instruments necessary, useful or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any recording tax, stamp tax, transfer tax or similar tax imposed by state or local law.

     MM.    NOTICE OF CONFIRMATION ORDER AND OCCURRENCE OF EFFECTIVE DATE. On or
before the fifth (5th) Business Day following the occurrence of the Effective Date, the Debtors shall serve notice of this Confirmation Order and occurrence of the Effective Date pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), on all Holders, the United States Trustee and other parties-in-interest, by causing a notice of this Confirmation Order and the occurrence of the Effective Date in substantially the form of the notice annexed hereto as Exhibit B, which form is hereby approved (the "Notice of Effective Date"), to be delivered to such parties by first class mail, postage prepaid; provided, however, that notice need not be given or served under the Bankruptcy Code, the Bankruptcy Rules, or this Confirmation Order to any Person to whom the Debtors mailed a notice of the Bar Date or Confirmation Hearing, but received such notice returned marked "undeliverable as addressed," "moved - left no forwarding address," "forwarding order expired," or similar reason, unless the Debtors have been informed in writing by such Person of that Person's new address. The notice described herein is adequate under the particular circumstances of the Chapter 11 Cases, and no other or further notice is necessary.

     NN.    28 U.S.C. SECTIONS 157(d). Nothing in this Confirmation Order or the
Plan is intended to modify or violate 28 U.S.C. Sections 157(d).

     OO.    MODIFICATIONS TO THE ORIGINAL PLAN. At the request of the Debtors, the Original Plan is hereby modified pursuant to section 1127(a) of the Bankruptcy Code as follows:

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     PP.    RETENTION OF JURISDICTION. The Court shall retain jurisdiction as set forth in Section 10.1 of the Plan including, without limitation, to hear and determine any tax disputes concerning the Debtors and to determine and declare any tax effects under the Plan.

     QQ.    PLAN MODIFICATIONS. In accordance with 11 U.S.C. Section 1127, the following modifications to the Plan are hereby approved:

            i.   Section 1.1 of the Plan is modified as follows:

            1. Section 1.1(a) the definition of "Administrative Expense Claim" is hereby deleted in its entirety and replaced with the following:

                    "Administrative Expense Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual necessary costs and expenses, incurred on or after January 1, 2004, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Bankruptcy Cases, Professional Compensation, and all fees and charges assessed against the Estates under chapter 123 of title 20, United States Code.

                    2. Section 1.1(b) the definition of Administrative Claims Bar Date is hereby deleted in its entirety and replaced with the following:

                    "Administrative Claims Bar Date" means the deadline for filing proofs or requests for payment of Administrative Expense Claims which shall be August 31, 2004, unless otherwise ordered by the Bankruptcy Court.

                    3. Section 1.1(ii) the definition of "Cure Amount" is hereby deleted in its entirety and replaced with the following:

                    "Cure Amount" means an amount agreed to by the Debtors and the non-debtor party to any Executory Contract or Unexpired Lease assumed pursuant to the Plan, or, absent an agreement, an amount to be determined by the Bankruptcy Court upon Motion filed by the Debtor or the non-debtor party to any assumed Executory Contract or Unexpired Lease on or before August 31, 2004 as sufficient to satisfy the Debtors' obligations under section 365(b) of the Bankruptcy Code with respect to the Debtors' assumption of such Executory Contract or Unexpired Lease.

            ii.  Section 5.3 of the Plan is hereby modified as follows:

                    The first sentence of Section 5.3 is hereby deleted in its entirety and replaced with the following sentence:

                    All proofs of claim with respect to Claims arising from the rejection pursuant to the Plan of any Executory Contract or Unexpired Lease, if any, must be filed with the Bankruptcy Court on or before August 31, 2004.

            iii. All references to Administrative Claim in the Plan are hereby deleted and replaced with the term Administrative Expense Claim.

            iv.  Section 7.13 of the Plan is hereby modified as follows:

                    The first sentence of section 7.13 is deleted in its entirety and replaced with the following sentence: On or before the Effective Date, the Committee shall appoint the members of the iPCS Plan Committee from the creditor body of the Debtors for the purpose of overseeing the Claims reconciliation and settlement process set forth in Articles
                    7.8 and 8.3 herein.

            v. Section 6.6 of the Plan is hereby modified by adding a subsection (c), as follows:

                    In the event that any of the individuals identified by the Committee to serve as a director of the Reorganized iPCS is unable to serve, the Committee shall have the right to designate a replacement for any such individual prior to the Effective Date by the filing of a notice of such appointment with the Court. In the event no such designation is made, the Reorganized iPCS shall initially have such directors as are able to serve in accordance with the Plan from and after the Effective Date, and shall have one or more vacancies on its Board of Directors, equal in number to seven minus the number of initial directors. In such event, the directors appointed by the Committee shall have a period of sixty (60) days from and after the Effective Date to fill such vacancy or vacancies following consultation with the entire Board, the appointment of such director(s) to be evidenced by the filing of a notice with the Court by the Reorganized iPCS. In the event no such appointment is made within such sixty
                    (60) day period, such vacancy or vacancies may (but need not) be filled by the Board of Directors of the Reorganized iPCS.

     RR.    MODIFICATIONS TO PLAN SUPPLEMENT. In accordance with 11 U.S.C.
Section1127, the New Common Stock Registration Rights Agreement attached to the Plan Supplement filed on June 21, 2004 is hereby modified by deleting Section 5(a)(2) in its entirety.

     IT IS FURTHER ORDERED that the Court retains such jurisdiction as may be authorized by the Bankruptcy Code and Federal Rules of Bankruptcy Procedure.

     IT IS FURTHER ORDERED that Debtors' counsel is hereby directed to serve a copy of this Order on all creditors and parties in interest.

     It is SO ORDERED this 8th day of July, 2004.

                                        /s/ Mary Grace Diehl
                                       ----------------------------------
                                       MARY GRACE DIEHL
                                       UNITED STATES BANKRUPTCY JUDGE

Prepared and presented by:
LAMBERTH, CIFELLI, STOKES
  & STOUT, P.A.
Attorneys for the Debtors

By:  /s/ James C. Cifelli
   -----------------------
     James C. Cifelli
     Georgia Bar No. 125750
     jcifelli@lcsslaw.com
     Gregory D. Ellis
     Ga. Bar No. 245310
     gellis@lcsslaw.com
     M. Denise Dotson
     Georgia Bar No. 227230
     ddotson@lcsslaw.com
3343 Peachtree Rd., NE, Ste. 550
Atlanta, Georgia 30326
(404) 262-7373 Telephone
(404) 262-9911 Facsimile

IDENTIFICATION OF PARTIES TO BE SERVED PURSUANT TO BLR 9013-3(c)(2) NDGA.:

M. Denise Dotson, Lamberth, Cifelli Stokes & Stout, P.A., 3343 Peachtree Rd., NE, Suite 550, Atlanta, Georgia 30326

Office of U.S. Trustee, 362 Richard B. Russell Federal Bldg., 75 Spring Street, SW, Atlanta, Georgia 30303

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